Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for Third Quarter 2021

Continued Quarterly Revenue Growth and Sequentially Improved Operations;

Exited Credit Facility Covenant Waiver - Three Quarters Ahead of its Expiration;

Successful Execution of Capital Allocation Strategy - Acquisition of Alila Ventana Big Sur and Disposition of Five Assets

BETHESDA, MD; November 3, 2021 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for third quarter 2021.

Operating Results

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,		Percent Change	Percent Change	Year-to-date ended September 30,		Percent Change	Percent Change
	2021	2020	vs. Q3 2020	vs. Q3 2019⁽²⁾	2021	2020	vs. YTD 2020	vs. YTD 2019⁽²⁾
Revenues	$844	$198	326.3%	(33.1)%	$1,892	$1,353	39.8%	(54.2)%
All owned hotel revenues (pro forma)⁽¹⁾	853	220	287.7%	(32.0)%	1,978	1,429	38.4%	(51.5)%
All owned hotel (pro forma) Total RevPAR - Constant US$	194.82	50.15	288.5%	(32.3)%	152.19	109.72	38.7%	(51.7)%
All owned hotel (pro forma) RevPAR - Constant US$	129.14	31.71	307.3%	(31.3)%	99.68	65.82	51.5%	(49.6)%

	Quarter ended September 30,		Percent		Year-to-date ended September 30,		Percent
	2021	2020	Change		2021	2020	Change
Net loss	(120)	(316)	62.0%		$(334)	$(675)	50.5%
EBITDAre(1)	179	(154)	N/M		295	(180)	N/M
Adjusted EBITDAre(1)	177	(111)	N/M		290	(136)	N/M

Diluted loss per common share	(0.17)	(0.44)	61.4%		(0.47)	(0.95)	50.5%
NAREIT FFO per diluted share⁽¹⁾	0.20	(0.21)	N/M		0.33	(0.25)	N/M
Adjusted FFO per diluted share⁽¹⁾	0.20	(0.11)	N/M		0.33	(0.14)	N/M

* Additional detail on the Company’s results, including data for 21 domestic markets, is available in the Third Quarter 2021 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

James F. Risoleo, President and Chief Executive Officer, said, “During the third quarter, we continued to see strong positive operating trends and significant sequential improvements across our portfolio. RevPAR was $129 for the quarter, representing a 26% increase over the prior quarter. While much of the recovery has been concentrated in Sunbelt markets, our urban markets also saw significant RevPAR improvements during the third quarter."

(1)
NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.
(2)
Presentation includes comparisons to 2019 operating results in order to allow investors to better understand the trajectory and timing of any recovery from the COVID-19 impacts on hotel operations.

N/M = Not Meaningful

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

Risoleo continued, “In September, we completed another off-market acquisition, buying the Alila Ventana Big Sur in California, bringing our total acquisitions for 2021 to $1.2 billion. Subsequent to quarter end, we disposed of five hotels, totaling 2,323 keys, for $551 million. Additionally, our positive hotel operating results led to improved credit metrics and we exited the credit facility covenant waiver period three quarters ahead of its expiration. We continue to believe we are in the early stages of a prolonged lodging recovery, and remain focused on improving the quality and EBITDA growth profile of our portfolio."

Highlights:

Results for Third Quarter 2021

•
GAAP net loss worsened by $59 million to $120 million in the third quarter compared to the second quarter of 2021, due to impairment expense of $92 million recorded in the third quarter, which offset improved operations. Excluding the impairment expense, the sequential improvement in net loss was $33 million, or 54.1%.
•
Achieved Adjusted EBITDAre of $177 million, which, after interest expense of $43 million, exceeded the Company's capital expenditures, totaling $113 million for the quarter, by $21 million. The results benefited from continued positive quarterly sequential improvements in RevPAR and operations.
•
Produced All Owned Hotel Pro Forma EBITDA of $196 million, which included positive hotel-level operating profit at 65 of the Company’s hotels, an increase from 53 hotels achieved in the second quarter of 2021.
•
Acquired the Baker's Cay Resort Key Largo, Curio Collection by Hilton and a 223-room luxury downtown Houston hotel, as previously announced, as well as the Alila Ventana Big Sur for a total investment of $415 million.
•
Completed a multi-year renovation at the New York Marriott Marquis, including a complete upgrade of all 1,966 guestrooms, renovation of over 140,000 square feet of meeting space, the expansion of a skybridge lined with two high-definition LED screens, and a reimagined lobby with new bars and upgraded restaurants. Additionally, after quarter end completed a multi-year renovation at the Orlando World Center Marriott, including the transformation of all 2,010 guestrooms, a redesigned 18th hole at the golf course and an updated lobby. The projects at both properties were part of the Marriott transformational capital program, bringing the total number of completed projects in this program to 10 of 16 properties.
•
Ended the quarter with total available liquidity of approximately $1.2 billion, including FF&E escrow reserves of $138 million. Including the transactions completed subsequent to quarter end, which are noted below, the Company’s total available liquidity was approximately $1.7 billion, including the FF&E escrow reserves.

Subsequent Events

•
Sold five assets for a total sales price of $551 million, including approximately $11 million for the FF&E replacement funds.
•
Preliminary forecast October RevPAR is expected to be approximately $143, the highest monthly result since the onset of the pandemic.

Balance Sheet

Subsequent to quarter end, the Company terminated its credit facility's covenant waiver period, as it met the required minimum fixed charge coverage ratio for its first phase-in quarter test. The Company will be required to meet the modified phase-in financial covenant thresholds for the following five quarters and, after that time, will be subject to the original covenant levels in the credit facility prior to amendment. Upon termination of the waiver period, the 40 basis point additional interest rate applicable to borrowings under the credit facility was removed, in addition to lifting additional restrictions on repayments, investments and distributions.

Sourav Ghosh, Executive Vice President, Chief Financial Officer, stated, “The third quarter represents a turning point in our recovery as continued sequential operating improvements led to positive cash flow. As a result, we have met the minimum covenant levels required under our senior notes, lifting the restriction on incurring debt. In addition, we have exited our credit facility waiver period, which provides immediate savings through a decrease in our interest rate and reflects the continued strength of our balance sheet. Despite the challenging environment during the quarter, we improved our flexibility for financing transactions and enhanced the quality of our portfolio through hotel acquisitions, dispositions, and reinvestment in our assets."

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

The Company maintains a robust balance sheet, with the following balances at September 30, 2021:

•
Total assets of $12.7 billion.
•
Debt balance of $5.5 billion, with an average maturity of 4.2 years, an average interest rate of 3.0%, and no maturities until October 2023.
•
As of September 30, 2021, the Company has met the minimum financial covenant levels under its senior notes indentures, which reinstates the Company's ability to incur additional debt, so long as it maintains these covenant levels and subject to the provisions of its senior notes indentures and credit facility.

Operating Results

The following presents the monthly pro forma hotel operating results on a constant dollar basis for the full portfolio owned as of September 30, 2021 compared to 2020 and 2019 for the months presented(3):

	July	July		August	August		September	September		Quarter ended September 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change	2021	2020	Change
Number of hotels	84	83		84	83		84	83		84	83
Number of rooms	47,474	47,309		47,474	47,309		47,474	47,309		47,474	47,309

Average Occupancy Percentage	57.2%	13.2%	44.0 pts	54.1%	19.1%	35.0 pts	55.4%	19.9%	35.5 pts	55.6%	17.4%	38.2 pts
Average Room Rate	$240.10	$190.38	26.1%	$228.78	$173.27	32.0%	$227.85	$186.16	22.4%	$232.40	$182.46	27.4%
RevPAR	$137.32	$25.04	448.3%	$123.76	$33.13	273.6%	$126.23	$37.13	240.0%	$129.14	$31.71	307.3%

	July	July		August	August		September	September		Quarter ended September 30,
	2021	2019	Change	2021	2019	Change	2021	2019	Change	2021	2019	Change
Number of hotels	84	83		84	83		84	83		84	83
Number of rooms	47,474	47,309		47,474	47,309		47,474	47,309		47,474	47,309

Average Occupancy Percentage	57.2%	82.4%	(25.2 pts)	54.1%	80.5%	(26.4 pts)	55.4%	78.2%	(22.8 pts)	55.6%	80.4%	(24.8 pts)
Average Room Rate	$240.10	$233.89	2.7%	$228.78	$222.06	3.0%	$227.85	$246.32	(7.5)%	$232.40	$233.84	(0.6)%
RevPAR	$137.32	$192.79	(28.8)%	$123.76	$178.73	(30.8)%	$126.23	$192.55	(34.4)%	$129.14	$187.97	(31.3)%

(3)
The AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments were made for pro forma results of the hotel for periods prior to its opening. Operations remained suspended at the Sheraton Boston Hotel for part of the quarter and the hotel re-opened on August 1, 2021. Results for the five hotels sold subsequent to quarter end are included, as they were owned for the entirety of the periods presented.

Third Quarter 2021 Revenue Performance

•
All Owned Hotel Pro Forma RevPAR improved 26% compared to the second quarter of 2021, with average room rates nearly reaching third quarter 2019 rates. The sequential improvement was primarily due to strong leisure demand for resorts and hotels located in the Company’s Sunbelt markets and Hawaii.
•
Food and beverage pro forma revenues improved approximately $48 million, or 34%, compared to the second quarter of 2021, as Banquet and Catering revenues doubled over the prior quarter to $84 million, representing an

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

acceleration in Banquet and Catering recovery. Food and beverage revenues throughout the pandemic had mostly been driven by restaurants and other outlet revenue.

Third Quarter 2021 Hotel Operating Expense Performance

•
Portfolio-wide pro forma hotel operating costs were approximately 30% lower compared to the third quarter of 2019, with a 32% decrease in total revenues compared to third quarter of 2019, and costs were only 21% higher compared to the second quarter of 2021, despite an approximately 25% increase in total revenues quarter over quarter.
o
Ramp up of staffing at several properties continues to lag the pace of demand due to the challenging labor environment across the industry. The Company expects hotel operating costs to increase more in line with total revenues over time as hotels continue to transition from their contingency level operational plans to increased staffing levels and controllable spending.
o
Re-introduction of marketing, maintenance and other support costs is expected to increase other departmental and support expenses as the recovery continues to gain momentum.

Hotel Business Mix Update

The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the third quarter, demand continued to be primarily driven by leisure at drive-to and resort destinations. The following are the sequential results of the Company’s consolidated portfolio, including all owned hotels at September 30, 2021 on a pro forma basis, for transient, group and contract business in comparison to 2019 performance:

	Quarter ended September 30, 2021			Quarter ended June 30, 2021
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,678	594	157	1,416	346	109
Percentage change in room nights vs. same period in 2019	(23.3)%	(47.8)%	(9.9)%	(29.6)%	(74.4)%	(34.3)%
Room Revenues (in millions)	$424	$114	$26	$367	$60	$18
Percentage change in revenues vs. same period in 2019	(19.6)%	(54.0)%	(40.5)%	(30.6)%	(81.7)%	(59.0)%

Capital Allocation Strategy

The Company continued to execute on its capital allocation strategy by recycling capital into assets that the Company believes will improve the quality and EBITDA growth profile of its portfolio. During the quarter, the Company acquired the 200-room Baker's Cay Resort Key Largo, Curio Collection by Hilton, for $200 million, a 223-room luxury downtown Houston hotel for $65 million and the 59-room Alila Ventana Big Sur for $150 million. The downtown Houston hotel has been rebranded as The Laura Hotel, as part of the Autograph Collection by Marriott. It will be managed by HEI Hotels & Resorts and is expected to open in the fourth quarter of 2021. Year-to-date, the Company has acquired five hotels and land for a total purchase price of $1.2 billion.

Subsequent to quarter end, the Company sold the Westfields Marriott Washington Dulles, San Ramon Marriott, The Westin Buckhead Atlanta, The Westin Los Angeles Airport and The Whitley for $551 million, including approximately $11 million for the FF&E replacement funds, and expects to record a gain on sale of $300 million in the fourth quarter.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

Capital Expenditures

The following presents the Company’s year-to-date 2021 capital expenditures spend and the forecast for full year 2021 (in millions):

	Year-to-date ended September 30, 2021	2021 Full Year Forecast
	Actuals	Low-end of range	High-end of range
ROI - Marriott transformational capital program	$82	$115	$140
ROI - All other ROI projects	119	170	180
Total ROI project spend	201	285	320
Renewals and Replacements	92	125	145
Total Capital Expenditures	$293	$410	$465

The Company is utilizing the lower occupancy environment to accelerate certain projects and minimize future disruption and believes the renovations will position these hotels to capture additional revenue during the economic recovery. The Company is on track to complete 85% of the Marriott transformational capital program by the end of 2021. The Company expects to receive approximately $14 million in operating profit guarantees in 2021 under the Marriott transformational capital program. As of September 30, 2021, the Company has received $12 million in operating profit guarantees for the year, with $2 million received in the third quarter.

2021 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, the Company cannot provide guidance for its operations or fully estimate the effect of COVID-19 or its variants and the current U.S. vaccination deployment on its operations.

The Company believes that recovery within the lodging industry will be driven by the strength of the economy, increased consumer confidence that the risks associated with travelling and contracting COVID-19 have been significantly reduced, and the return of business and group customers.

While the Company is not providing guidance on operations at this time, it estimates that for full year 2021, interest expense and corporate and other expenses will be in the following ranges (in millions):

	Full Year 2021
	Low-end of range	High-end of range
Interest expense	$169	$171
Corporate and other expenses	98	100

The Company does not intend to provide further guidance updates unless deemed appropriate.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 45,400 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel or the size of gatherings; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 3, 2021 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

* This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 3, 2021

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2021, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net (income) loss attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	September 30, 2021	December 31, 2020

ASSETS
Property and equipment, net	$10,124	$9,416
Right-of-use assets	559	597
Assets held for sale	280	—
Due from managers	58	22
Advances to and investments in affiliates	62	21
Furniture, fixtures and equipment replacement fund	138	139
Other	453	360
Cash and cash equivalents	1,038	2,335
Total assets	$12,712	$12,890

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,068	$3,065
Credit facility, including the term loans of $997	2,472	2,471
Other debt	5	5
Total debt	5,545	5,541
Lease liabilities	572	610
Accounts payable and accrued expenses	91	71
Due to managers	55	64
Liabilities held for sale	37	—
Other	167	170
Total liabilities	6,467	6,456

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	119	108

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 714.0 million shares and 705.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,700	7,568
Accumulated other comprehensive loss	(75)	(74)
Deficit	(1,511)	(1,180)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,121	6,321
Non-redeemable non-controlling interests—other consolidated partnerships	5	5
Total equity	6,126	6,326
Total liabilities, non-controlling interests and equity	$12,712	$12,890
___________
(1)
Please see our Third Quarter 2021 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2021	2020	2021	2020
Revenues
Rooms	$557	$126	$1,237	$813
Food and beverage	191	31	405	372
Other	96	41	250	168
Total revenues	844	198	1,892	1,353
Expenses
Rooms	150	69	324	299
Food and beverage	146	72	313	356
Other departmental and support expenses	252	109	621	541
Management fees	27	5	59	33
Other property-level expenses	82	77	239	240
Depreciation and amortization	263	166	597	498
Corporate and other expenses⁽¹⁾	24	18	73	68
Gain on insurance and business interruption settlements	(5)	—	(5)	—
Total operating costs and expenses	939	516	2,221	2,035
Operating loss	(95)	(318)	(329)	(682)
Interest income	1	—	2	7
Interest expense	(43)	(66)	(128)	(143)
Other gains	2	—	4	13
Equity in earnings (losses) of affiliates⁽²⁾	2	(5)	36	(26)
Loss before income taxes	(133)	(389)	(415)	(831)
Benefit for income taxes⁽³⁾	13	73	81	156
Net loss	(120)	(316)	(334)	(675)
Less: Net loss attributable to non-controlling interests	1	3	3	7
Net loss attributable to Host Inc.	$(119)	$(313)	$(331)	$(668)
Basic and diluted loss per common share	$(.17)	$(.44)	$(.47)	$(.95)
___________
(1)
Corporate and other expenses include the following items:

	Quarter ended September 30,		Year-to-date ended September 30,
	2021	2020	2021	2020

General and administrative costs	$20	$14	$60	$57
Non-cash stock-based compensation expense	4	4	13	11
Total	$24	$18	$73	$68
(2)
Equity in earnings of affiliates for the year-to-date 2021 primarily represents unrealized gains in our investment in Fifth Wall Ventures, L.P.
(3)
We recorded an income tax benefit in each quarter year-to-date 2021 and in each quarter in 2020 to reflect net operating losses incurred in those years. A portion of the 2020 net operating loss, as a result of legislation enacted by the CARES Act, may be carried back up to five years in order to procure a refund of U.S. federal corporate income taxes previously paid. Any net operating loss not carried back pursuant to these rules and the 2021 net operating loss may be carried forward indefinitely, subject to an annual limit on the use thereof of 80% of annual taxable income. We expect to generate additional net operating losses in 2021 and will record an income tax benefit for all of such net operating loss during and throughout 2021.

HOST HOTELS & RESORTS, INC.

Earnings (Loss) per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2021	2020	2021	2020
Net loss	$(120)	$(316)	$(334)	$(675)
Less: Net loss attributable to non-controlling interests	1	3	3	7
Net loss attributable to Host Inc.	$(119)	$(313)	$(331)	$(668)

Basic weighted average shares outstanding	713.9	705.2	709.0	706.1
Diluted weighted average shares outstanding⁽¹⁾	713.9	705.2	709.0	706.1
Basic and diluted loss per common share	$(.17)	$(.44)	$(.47)	$(.95)
___________
(1)
Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2020

	As of September 30, 2021		Quarter ended September 30, 2021				Quarter ended September 30, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$514.34	82.8%	$425.86	$635.28	$172.74	11.3%	$19.47	$25.42	2,087.7%	2,399.1%
Jacksonville	1	446	465.60	68.7	319.90	683.35	419.23	43.3	181.67	383.23	76.1	78.3
Miami	3	1,276	364.54	55.2	201.40	333.79	209.34	26.8	56.08	98.65	259.1	238.3
Florida Gulf Coast	5	1,842	314.16	45.2	141.93	286.62	288.56	33.7	97.38	194.67	45.7	47.2
Phoenix	4	1,822	245.88	57.7	141.92	321.83	201.12	22.0	44.33	110.66	220.1	190.8
Orlando	2	2,448	332.90	37.4	124.35	228.19	433.28	7.0	30.40	63.13	309.1	261.5
Los Angeles/ Orange County	5	2,119	218.60	71.1	155.40	216.04	182.68	26.4	48.15	62.24	222.8	247.1
Philadelphia	2	810	191.85	79.1	151.74	223.07	147.01	32.2	47.36	68.09	220.4	227.6
San Diego	3	3,288	247.61	72.1	178.55	281.14	203.85	15.6	31.78	52.66	461.8	433.9
Houston	4	1,716	149.60	66.6	99.67	133.88	105.12	32.4	34.07	47.93	192.5	179.3
Atlanta	4	1,682	178.31	56.6	100.94	142.30	139.03	31.6	43.89	60.57	130.0	134.9
Northern Virginia	3	1,252	169.41	60.6	102.70	156.44	157.90	19.7	31.11	43.91	230.1	256.3
San Antonio/ Austin	3	1,960	181.37	56.1	101.79	152.09	130.06	15.4	20.04	28.10	408.0	441.3
Washington, D.C. (CBD)	5	3,238	185.06	37.1	68.65	96.94	163.25	6.3	10.22	12.42	571.6	680.6
Denver	3	1,340	169.25	65.4	110.75	141.64	122.10	21.5	26.24	34.58	322.0	309.6
Chicago	4	1,816	191.01	62.4	119.27	149.38	124.78	17.6	21.95	26.96	443.2	454.1
New York	3	4,261	217.90	46.2	100.72	130.88	187.37	11.0	20.70	23.16	386.5	465.2
Seattle	2	1,315	202.49	53.5	108.25	130.03	172.32	6.1	10.48	12.33	932.5	954.7
New Orleans	1	1,333	136.76	54.3	74.30	91.66	112.64	26.6	30.00	35.57	147.7	157.7
San Francisco/ San Jose	7	4,530	163.42	50.0	81.72	104.30	165.35	13.1	21.59	27.13	278.4	284.5
Boston	3	2,715	204.56	48.1	98.46	117.58	135.30	4.9	6.62	9.43	1,387.8	1,146.4
Other	8	2,759	252.92	53.8	136.07	189.18	198.70	26.0	51.63	73.67	163.6	156.8
Domestic	79	45,975	236.65	55.7	131.82	199.00	184.34	17.6	32.40	51.32	306.8	287.7

International	5	1,499	90.99	51.4	46.77	66.43	93.15	11.3	10.56	14.14	342.8	369.8
All Locations - Constant US$	84	47,474	232.40	55.6	129.14	194.82	182.46	17.4	31.71	50.15	307.3	288.5

All Owned Hotels (pro forma) in Nominal US$ Compared to 2020

	As of September 30, 2021		Quarter ended September 30, 2021				Quarter ended September 30, 2020
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$90.99	51.4%	$46.77	$66.43	$88.93	11.3%	$10.08	$13.50	363.8%	392.0%
Domestic	79	45,975	236.65	55.7	131.82	199.00	184.34	17.6	32.40	51.32	306.8	287.7
All Locations	84	47,474	232.40	55.6	129.14	194.82	182.37	17.4	31.69	50.13	307.5	288.7

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2019

	As of September 30, 2021		Quarter ended September 30, 2021				Quarter ended September 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$514.34	82.8%	$425.86	$635.28	$385.51	91.5%	$352.78	$554.15	20.7%	14.6%
Jacksonville	1	446	465.60	68.7	319.90	683.35	363.69	69.0	251.05	516.90	27.4	32.2
Miami	3	1,276	364.54	55.2	201.40	333.79	235.65	73.9	174.18	294.09	15.6	13.5
Florida Gulf Coast	5	1,842	314.16	45.2	141.93	286.62	242.93	61.6	149.63	302.07	(5.1)	(5.1)
Phoenix	4	1,822	245.88	57.7	141.92	321.83	197.07	57.9	114.19	287.59	24.3	11.9
Orlando	2	2,448	332.90	37.4	124.35	228.19	250.13	61.0	152.55	315.38	(18.5)	(27.6)
Los Angeles/ Orange County	5	2,119	218.60	71.1	155.40	216.04	229.84	86.3	198.43	289.80	(21.7)	(25.5)
Philadelphia	2	810	191.85	79.1	151.74	223.07	207.13	88.2	182.60	295.52	(16.9)	(24.5)
San Diego	3	3,288	247.61	72.1	178.55	281.14	256.92	83.5	214.41	372.78	(16.7)	(24.6)
Houston	4	1,716	149.60	66.6	99.67	133.88	170.32	67.0	114.07	159.84	(12.6)	(16.2)
Atlanta	4	1,682	178.31	56.6	100.94	142.30	168.37	85.6	144.09	219.82	(29.9)	(35.3)
Northern Virginia	3	1,252	169.41	60.6	102.70	156.44	199.70	72.7	145.09	217.46	(29.2)	(28.1)
San Antonio/ Austin	3	1,960	181.37	56.1	101.79	152.09	171.99	70.8	121.83	182.42	(16.4)	(16.6)
Washington, D.C. (CBD)	5	3,238	185.06	37.1	68.65	96.94	211.15	84.4	178.19	254.63	(61.5)	(61.9)
Denver	3	1,340	169.25	65.4	110.75	141.64	184.28	84.5	155.64	218.16	(28.8)	(35.1)
Chicago	4	1,816	191.01	62.4	119.27	149.38	220.91	85.5	188.78	264.29	(36.8)	(43.5)
New York	3	4,261	217.90	46.2	100.72	130.88	271.11	92.0	249.40	341.59	(59.6)	(61.7)
Seattle	2	1,315	202.49	53.5	108.25	130.03	260.45	90.2	234.96	291.64	(53.9)	(55.4)
New Orleans	1	1,333	136.76	54.3	74.30	91.66	156.82	77.0	120.78	175.05	(38.5)	(47.6)
San Francisco/ San Jose	7	4,530	163.42	50.0	81.72	104.30	266.18	84.2	224.20	301.99	(63.6)	(65.5)
Boston	3	2,715	204.56	48.1	98.46	117.58	243.00	91.1	221.28	291.41	(55.5)	(59.6)
Other	8	2,759	252.92	53.8	136.07	189.18	199.21	80.2	159.70	245.36	(14.8)	(22.9)
Domestic	79	45,975	236.65	55.7	131.82	199.00	236.51	80.5	190.47	291.96	(30.8)	(31.8)

International	5	1,499	90.99	51.4	46.77	66.43	147.24	75.9	111.82	155.21	(58.2)	(57.2)
All Locations - Constant US$	84	47,474	232.40	55.6	129.14	194.82	233.84	80.4	187.97	287.63	(31.3)	(32.3)

All Owned Hotels (pro forma) in Nominal US$ Compared to 2019

	As of September 30, 2021		Quarter ended September 30, 2021				Quarter ended September 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$90.99	51.4%	$46.77	$66.43	$159.14	75.9%	$120.86	$166.88	(61.3)%	(60.2)%
Domestic	79	45,975	236.65	55.7	131.82	199.00	236.51	80.5	190.47	291.96	(30.8)	(31.8)
All Locations	84	47,474	232.40	55.6	129.14	194.82	234.20	80.4	188.26	288.00	(31.4)	(32.4)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2020

	As of September 30, 2021		Year-to-date ended September 30, 2021				Year-to-date ended September 30, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$470.97	67.4%	$317.20	$480.87	$415.84	29.7%	$123.66	$186.54	156.5%	157.8%
Jacksonville	1	446	506.77	57.8	293.02	587.76	405.40	42.8	173.66	356.40	68.7	64.9
Miami	3	1,276	472.94	57.4	271.38	424.17	370.39	35.3	130.64	211.54	107.7	100.5
Florida Gulf Coast	5	1,842	416.57	54.8	228.24	426.68	369.22	40.7	150.28	314.92	51.9	35.5
Phoenix	4	1,822	301.23	56.5	170.12	346.53	317.49	32.0	101.46	238.55	67.7	45.3
Orlando	2	2,448	398.72	27.3	108.98	196.25	347.84	21.5	74.64	159.82	46.0	22.8
Los Angeles/ Orange County	5	2,119	190.62	53.1	101.25	138.42	204.60	33.9	69.42	100.22	45.9	38.1
Philadelphia	2	810	169.58	58.7	99.52	147.38	160.15	35.2	56.35	88.08	76.6	67.3
San Diego	3	3,288	218.39	45.3	98.85	155.68	234.30	26.4	61.82	120.05	59.9	29.7
Houston	4	1,716	140.32	59.7	83.73	113.03	145.80	35.9	52.30	76.89	60.1	47.0
Atlanta	4	1,682	170.45	48.0	81.83	111.31	171.23	34.7	59.48	91.63	37.6	21.5
Northern Virginia	3	1,252	161.62	44.3	71.60	107.52	187.00	26.7	50.00	79.88	43.2	34.6
San Antonio/ Austin	3	1,960	162.63	43.8	71.26	103.90	176.22	23.1	40.72	65.85	75.0	57.8
Washington, D.C. (CBD)	5	3,238	161.96	42.2	68.41	81.26	223.18	21.5	48.07	68.76	42.3	18.2
Denver	3	1,340	149.35	42.1	62.95	80.24	145.92	26.5	38.63	56.80	63.0	41.3
Chicago	4	1,816	168.03	37.4	62.92	77.59	134.05	25.0	33.45	45.13	88.1	71.9
New York	3	4,261	189.90	31.7	60.17	75.05	190.05	32.4	61.49	87.59	(2.1)	(14.3)
Seattle	2	1,315	188.47	27.8	52.43	63.79	191.36	20.4	38.98	55.62	34.5	14.7
New Orleans	1	1,333	128.95	37.6	48.51	65.71	176.44	30.6	54.04	78.28	(10.2)	(16.1)
San Francisco/ San Jose	7	4,530	153.68	31.5	48.40	62.82	266.39	25.5	67.87	98.41	(28.7)	(36.2)
Boston	3	2,715	180.00	25.7	46.18	56.54	173.40	19.3	33.48	50.97	37.9	10.9
Other	8	2,759	245.69	43.7	107.40	151.39	187.25	32.7	61.21	88.43	75.5	71.2
Domestic	79	45,975	240.30	42.5	102.15	156.04	235.37	28.5	67.02	111.88	52.4	39.5

International	5	1,499	85.10	28.0	23.85	34.15	119.06	24.3	28.94	43.76	(17.6)	(22.0)
All Locations - Constant US$	84	47,474	237.03	42.1	99.68	152.19	232.21	28.3	65.82	109.72	51.5	38.7

All Owned Hotels (pro forma) in Nominal US$ Compared to 2020

	As of September 30, 2021		Year-to-date ended September 30, 2021				Year-to-date ended September 30, 2020
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$85.10	28.0%	$23.85	$34.15	$121.49	24.3%	$29.53	$44.01	(19.3)%	(22.4)%
Domestic	79	45,975	240.30	42.5	102.15	156.04	235.37	28.5	67.02	111.88	52.4	39.5
All Locations	84	47,474	237.03	42.1	99.68	152.19	232.27	28.3	65.84	109.73	51.4	38.7

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2019

	As of September 30, 2021		Year-to-date ended September 30, 2021				Year-to-date ended September 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$470.97	67.4%	$317.20	$480.87	$401.92	90.9%	$365.45	$577.41	(13.2)%	(16.7)%
Jacksonville	1	446	506.77	57.8	293.02	587.76	383.37	77.2	296.02	652.91	(1.0)	(10.0)
Miami	3	1,276	472.94	57.4	271.38	424.17	318.31	80.1	254.98	401.39	6.4	5.7
Florida Gulf Coast	5	1,842	416.57	54.8	228.24	426.68	340.73	72.8	247.94	507.99	(7.9)	(16.0)
Phoenix	4	1,822	301.23	56.5	170.12	346.53	292.22	71.7	209.42	472.19	(18.8)	(26.6)
Orlando	2	2,448	398.72	27.3	108.98	196.25	285.49	70.7	201.76	412.06	(46.0)	(52.4)
Los Angeles/ Orange County	5	2,119	190.62	53.1	101.25	138.42	223.42	86.0	192.10	285.12	(47.3)	(51.5)
Philadelphia	2	810	169.58	58.7	99.52	147.38	216.10	85.4	184.46	301.70	(46.0)	(51.1)
San Diego	3	3,288	218.39	45.3	98.85	155.68	255.81	81.2	207.62	372.41	(52.4)	(58.2)
Houston	4	1,716	140.32	59.7	83.73	113.03	178.46	72.4	129.22	184.58	(35.2)	(38.8)
Atlanta	4	1,682	170.45	48.0	81.83	111.31	193.72	79.7	154.41	241.44	(47.0)	(53.9)
Northern Virginia	3	1,252	161.62	44.3	71.60	107.52	208.03	72.1	150.02	245.90	(52.3)	(56.3)
San Antonio/ Austin	3	1,960	162.63	43.8	71.26	103.90	192.68	76.3	146.98	225.63	(51.5)	(54.0)
Washington, D.C. (CBD)	5	3,238	161.96	42.2	68.41	81.26	246.65	83.1	204.99	293.15	(66.6)	(72.3)
Denver	3	1,340	149.35	42.1	62.95	80.24	175.15	76.3	133.61	195.92	(52.9)	(59.0)
Chicago	4	1,816	168.03	37.4	62.92	77.59	207.76	76.2	158.28	224.27	(60.2)	(65.4)
New York	3	4,261	189.90	31.7	60.17	75.05	268.50	83.0	222.99	329.67	(73.0)	(77.2)
Seattle	2	1,315	188.47	27.8	52.43	63.79	231.59	84.3	195.17	256.01	(73.1)	(75.1)
New Orleans	1	1,333	128.95	37.6	48.51	65.71	188.24	79.9	150.35	219.33	(67.7)	(70.0)
San Francisco/ San Jose	7	4,530	153.68	31.5	48.40	62.82	279.15	81.5	227.38	315.49	(78.7)	(80.1)
Boston	3	2,715	180.00	25.7	46.18	56.54	238.71	82.8	197.72	271.22	(76.6)	(79.2)
Other	8	2,759	245.69	43.7	107.40	151.39	193.55	77.3	149.55	224.34	(28.2)	(32.5)
Domestic	79	45,975	240.30	42.5	102.15	156.04	252.14	79.7	200.84	320.24	(49.1)	(51.3)

International	5	1,499	85.10	28.0	23.85	34.15	142.14	71.1	101.09	147.50	(76.4)	(76.8)
All Locations - Constant US$	84	47,474	237.03	42.1	99.68	152.19	249.02	79.4	197.68	314.77	(49.6)	(51.7)

All Owned Hotels (pro forma) in Nominal US$ Compared to 2019

	As of September 30, 2021		Year-to-date ended September 30, 2021				Year-to-date ended September 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$85.10	28.0%	$23.85	$34.15	$154.30	71.1%	$109.74	$159.00	(78.3)%	(78.5)%
Domestic	79	45,975	240.30	42.5	102.15	156.04	252.14	79.7	200.84	320.24	(49.1)	(51.3)
All Locations	84	47,474	237.03	42.1	99.68	152.19	249.36	79.4	197.95	315.13	(49.6)	(51.7)

___________

(1)
To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of September 30, 2021 but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of September 30, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Pro Forma Operating Statistics and Results for further information on these pro forma statistics and – Constant US$ and Nominal US$ for a discussion on constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. The AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments were made for pro forma results of the hotel for periods prior to its opening. In addition, hotel results exclude the Laura Hotel, a luxury downtown Houston hotel, acquired in July 2021, as it was closed for the entirety of the quarter. Results for the five hotels sold subsequent to quarter end are included, as they were owned for the entirety of the periods presented. CBD of a location refers to the central business district.
(2)
Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

N/M = Not meaningful

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,			Year-to-date ended September 30,
	2021	2020	2019	2021	2020	2019
Number of hotels	84	83	83	84	83	83
Number of rooms	47,474	47,309	47,309	47,474	47,309	47,309
Change in hotel Total RevPAR -
Constant US$	288.5%	—	—	38.7%	—	—
Nominal US$	288.7%	—	—	38.7%	—	—
Change in hotel RevPAR -
Constant US$	307.3%	—	—	51.5%	—	—
Nominal US$	307.5%	—	—	51.4%	—	—
Operating profit (loss) margin⁽²⁾	(11.3)%	(160.6)%	10.9%	(17.4)%	(50.4)%	15.3%
All Owned Hotel Pro Forma EBITDA margin⁽²⁾	23.0%	(44.5)%	25.3%	18.4%	(5.6)%	29.0%
Food and beverage profit margin⁽²⁾	23.6%	(132.3)%	23.8%	22.7%	4.3%	31.7%
All Owned Hotel Pro Forma food and beverage profit margin⁽²⁾	22.9%	(47.4)%	23.5%	22.2%	11.1%	31.6%

Net income (loss)	$(120)	$(316)	$372	$(334)	$(675)	$851
Depreciation and amortization	263	166	165	597	498	501
Interest expense	43	66	46	128	143	132
Provision (benefit) for income taxes	(13)	(73)	4	(81)	(156)	22
Gain on sale of property and corporate level income/expense	19	23	(263)	31	74	(296)
Severance expense (reversal) at hotel properties	(2)	43	—	(5)	44	—
Pro forma adjustments⁽³⁾	6	(7)	(6)	28	(8)	(29)
All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$196	$(98)	$318	$364	$(80)	$1,181

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30, 2021					Quarter ended September 30, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$557	$—	$7	$—	$564	$126	$—	$12	$—	$138
Food and beverage	191	—	1	—	192	31	—	7	—	38
Other	96	—	1	—	97	41	—	3	—	44
Total revenues	844	—	9	—	853	198	—	22	—	220
Expenses
Room	150	1	1	—	152	69	(13)	4	—	60
Food and beverage	146	1	1	—	148	72	(24)	8	—	56
Other	361	—	1	—	362	191	(6)	17	—	202
Depreciation and amortization	263	—	—	(263)	—	166	—	—	(166)	—
Corporate and other expenses	24	—	—	(24)	—	18	—	—	(18)	—
Gain on insurance and business interruption settlements	(5)	—	—	—	(5)	—	—	—	—	—
Total expenses	939	2	3	(287)	657	516	(43)	29	(184)	318
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(95)	$(2)	$6	$287	$196	$(318)	$43	$(7)	$184	$(98)

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30, 2021					Quarter ended September 30, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$557	$—	$7	$—	$564	$830	$(11)	$—	$819
Food and beverage	191	—	1	—	192	341	—	—	341
Other	96	—	1	—	97	91	4	—	95
Total revenues	844	—	9	—	853	1,262	(7)	—	1,255
Expenses
Room	150	1	1	—	152	221	(2)	—	219
Food and beverage	146	1	1	—	148	260	1	—	261
Other	361	—	1	—	362	457	—	—	457
Depreciation and amortization	263	—	—	(263)	—	165	—	(165)	—
Corporate and other expenses	24	—	—	(24)	—	26	—	(26)	—
Gain on insurance and business interruption settlements	(5)	—	—	—	(5)	(4)	—	4	—
Total expenses	939	2	3	(287)	657	1,125	(1)	(187)	937
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(95)	$(2)	$6	$287	$196	$137	$(6)	$187	$318

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2021					Year-to-date ended September 30, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$1,237	$—	$55	$—	$1,292	$813	$—	$41	$—	$854
Food and beverage	405	—	18	—	423	372	—	24	—	396
Other	250	—	13	—	263	168	—	11	—	179
Total revenues	1,892	—	86	—	1,978	1,353	—	76	—	1,429
Expenses
Room	324	1	10	—	335	299	(13)	12	—	298
Food and beverage	313	1	15	—	329	356	(24)	20	—	352
Other	919	3	33	—	955	814	(7)	52	—	859
Depreciation and amortization	597	—	—	(597)	—	498	—	—	(498)	—
Corporate and other expenses	73	—	—	(73)	—	68	—	—	(68)	—
Gain on insurance and business interruption settlements	(5)	—	—	—	(5)	—	—	—	—	—
Total expenses	2,221	5	58	(670)	1,614	2,035	(44)	84	(566)	1,509
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(329)	$(5)	$28	$670	$364	$(682)	$44	$(8)	$566	$(80)

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2021					Year-to-date ended September 30, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$1,237	$—	$55	$—	$1,292	$2,618	$(61)	$—	$2,557
Food and beverage	405	—	18	—	423	1,223	(6)	—	1,217
Other	250	—	13	—	263	294	7	—	301
Total revenues	1,892	—	86	—	1,978	4,135	(60)	—	4,075
Expenses
Room	324	1	10	—	335	664	(17)	—	647
Food and beverage	313	1	15	—	329	835	(3)	—	832
Other	919	3	33	—	955	1,426	(11)	—	1,415
Depreciation and amortization	597	—	—	(597)	—	501	—	(501)	—
Corporate and other expenses	73	—	—	(73)	—	80	—	(80)	—
Gain on insurance and business interruption settlements	(5)	—	—	—	(5)	(4)	—	4	—
Total expenses	2,221	5	58	(670)	1,614	3,502	(31)	(577)	2,894
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(329)	$(5)	$28	$670	$364	$633	$(29)	$577	$1,181

(1)
See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of all owned hotel pro forma results, including the limitations on their use.
(2)
Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.
(3)
Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired as of September 30, 2021. All Owned Hotel Pro Forma results also includes the results of our leased office buildings and other non-hotel revenue and expense items.
(4)
All Owned Hotel Pro Forma EBITDA excludes the Laura Hotel, a luxury downtown Houston hotel, acquired in July 2021, as it was closed for the entirety of the quarter. Additionally, the AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments made for pro forma results of the hotel for periods prior to its opening. Results for the five hotels sold subsequent to quarter end are included, as they were owned for the entirety of the periods presented.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2021	2020	2021	2020
Net loss⁽²⁾	$(120)	$(316)	$(334)	$(675)
Interest expense	43	66	128	143
Depreciation and amortization	171	166	505	498
Income taxes	(13)	(73)	(81)	(156)
EBITDA⁽²⁾	81	(157)	218	(190)
Gain on dispositions	—	(1)	—	(1)
Non-cash impairment expense	92	—	92	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	5	(36)	26
Pro rata EBITDAre of equity investments⁽³⁾	8	(1)	21	(15)
EBITDAre⁽²⁾	179	(154)	295	(180)
Adjustments to EBITDAre:
Severance expense (reversal) at hotel properties	(2)	43	(5)	44
Adjusted EBITDAre⁽²⁾	$177	$(111)	$290	$(136)
___________
(1)
See the Notes to Financial Information for discussion of non-GAAP measures.
(2)
Net loss, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the year-to-date ended September 30, 2020 include a gain of $12 million from the sale of land adjacent to The Phoenician hotel and a loss of $14 million related to inventory impairment expense recorded by our Maui timeshare joint venture, reflected through equity in (earnings) losses of affiliates.
(3)
Pro rata EBITDAre of equity investments and pro rata FFO of equity investments for year-to-date ended September 30, 2021 include a realized gain of approximately $3 million related to equity securities held by one of our unconsolidated partnerships, Fifth Wall Ventures, L.P. Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings (Loss) per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2021	2020	2021	2020
Net loss⁽²⁾	$(120)	$(316)	$(334)	$(675)
Less: Net loss attributable to non-controlling interests	1	3	3	7
Net loss attributable to Host Inc.	(119)	(313)	(331)	(668)
Adjustments:
Gain on dispositions	—	(1)	—	(1)
Depreciation and amortization	171	165	504	496
Non-cash impairment expense	92	—	92	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	5	(36)	26
Pro rata FFO of equity investments⁽³⁾	6	(4)	16	(21)
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(3)	(2)	(6)	(5)
NAREIT FFO⁽²⁾	145	(150)	238	(174)
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	27	—	28
Severance expense (reversal) at hotel properties	(2)	43	(5)	44
Adjusted FFO⁽²⁾	$143	$(80)	$233	$(102)

For calculation on a per share basis:⁽⁴⁾

Diluted weighted average shares outstanding - EPS	713.9	705.2	709.0	706.1
Assuming issuance of common shares granted under the comprehensive stock plans	1.6	—	1.6	—
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	715.5	705.2	710.6	706.1
Diluted loss per common share	$(.17)	$(.44)	$(.47)	$(.95)
NAREIT FFO per diluted share	$.20	$(.21)	$.33	$(.25)
Adjusted FFO per diluted share	$.20	$(.11)	$.33	$(.14)
___________

(1-3) Refer to corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.

(4)
Diluted loss per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Pro Forma Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this presentation on a comparable hotel basis in order to enable our investors to better evaluate our operating performance (discussed in “Hotel Property Level Operating Results” below). However, due to the COVID-19 pandemic and its effects on operations, there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis, including the following adjustments: (1) operating results are presented for all consolidated hotels owned as of September 30, 2021, but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of September 30, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results of our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. We believe this presentation is useful to investors as it provides clarity with respect to the change in RevPAR in the local currency of the hotel consistent with the manner in which we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the results of net income (loss), EBITDA, Adjusted EBITDAre, diluted earnings (loss) per common share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv) All Owned Hotel Pro Forma Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•
Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•
Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•
Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•
Severance Expense –In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and, therefore, we excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

•
Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.
•
Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•
Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•
Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows (“Statements of Cash Flows”) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

results of our hotels as discussed in “All Owned Hotel Pro Forma Operating Statistics and Results” above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. While severance expense is not uncommon at the individual property level in the normal course of business, we eliminate from our hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.